Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Robert Sjogren, Chief Operating Officer, 714-438-2500
Thomas M. Vertin Named President and Chief Executive Officer of Pacific Mercantile Bancorp
Steven K. Buster to retire from President and CEO position on December 31, 2015
COSTA MESA, Calif., December 10, 2015 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC) (the “Company”), the holding company of Pacific Mercantile Bank (the “Bank”), today announced the appointment of Thomas M. Vertin as President and Chief Executive Officer of the Company and the Bank, effective January 1, 2016. Mr. Vertin, currently President of Commercial Banking for Pacific Mercantile Bank, will succeed Steven K. Buster, who has announced his retirement from the Company effective December 31, 2015.
“Since joining Pacific Mercantile Bank in 2012, Tom has demonstrated the dedication and skills necessary to be a successful CEO,” said Edward J. Carpenter, Chairman of the Board of Directors of Pacific Mercantile Bancorp. “During his time here, he was instrumental in transitioning Pacific Mercantile to a commercial banking, relationship-based model and growing our customer base of small- and middle market businesses. Tom’s 15 years in senior management roles for Silicon Valley Bank have prepared him well to lead Pacific Mercantile and we look forward to working with him to enhance the value of our franchise.
“We are greatly appreciative of Steve Buster’s service to Pacific Mercantile Bank. Steve took over as CEO during a very challenging time for the Company. Under his leadership, the condition of the Bank has improved dramatically as evidenced by the resolution of a large volume of problem assets, the return to profitability, the termination of legacy bank regulatory enforcement actions and the development of a long-term strategic focus that has positioned the Bank for future growth and profitability. We wish Steve well in his future endeavors,” said Mr. Carpenter.
“I look forward to leading the Pacific Mercantile organization and continuing to grow as a commercial banking force in Southern California,” said Mr. Vertin. “Over the past three years, we have developed the product set we need to compete as a commercial bank, recruited experienced, proven commercial bankers, and instilled a consultative-approach that delivers a superior value proposition to small- and middle-market businesses. We now have an excellent foundation in place to deliver a higher level of profitability. We will continue to make adjustments to our operating model to shift personnel to loan and deposit production positions, which we believe will enhance overall efficiencies and drive improved balance sheet growth. I am confident that our performance in the coming years will create significant value for our shareholders.”
“I am very proud of the work we have done at Pacific Mercantile over the past three years and I have enjoyed the opportunity to lead an organization with so many great people,” said Mr. Buster. “I’ve worked very closely with Tom Vertin and I am very impressed with his passion, expertise and strategic thinking. I’m certain that Tom will do an outstanding job as CEO.”
Mr. Vertin, 62, joined Pacific Mercantile Bank as President of the Commercial Banking Division in September 2012. Mr. Vertin’s 25 years of management experience includes executive-in-residence at Carpenter and Company and 18 years with Silicon Valley Bank (SVB), a wholly-owned subsidiary of Silicon Valley Financial Group (SIVB). He began his banking career at Bank of America in Northern California.
During his tenure with SVB, Mr. Vertin served as Chief Operating Officer, Head of the California Division and Head of Global Sales and Service. He also led three turn-arounds: two regional offices and the nation-wide Asset Based Lending group. During his tenure at SVB, his responsibilities included sales and portfolio risk management, client service operations, and product advisory (e.g., investments, cash management, and international trade services).
Earlier in his banking career, Mr. Vertin taught finance for eight years at San Jose State University. Prior to his career in banking, he served for three years with the World Health Organization in Geneva, Switzerland.

Exhibit 99.1

Mr. Vertin served on the board of governors of San Francisco’s Commonwealth Club of California, the nation’s oldest and largest public affairs forum. He was a board member of the Churchill Club, Silicon Valley’s business and technology forum and has served on numerous non-profit and philanthropic boards.
Mr. Vertin earned a bachelor’s degree in political science and psychology and a master’s degree in public administration from San Jose State University.
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our plans to continue to build our loan portfolio and supporting systems and processes.  These statements, which constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are subject to numerous risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These risks and uncertainties include, but are not limited to, the following: the impact of interest rates and other external economic factors and competition among financial services providers. We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" in our most recent Form 10-K and 10-Q reports and to our most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.

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